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Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 12, 1996, relating to the statement of assets and liabilities of Style Select Series, Inc., which appears in such Statement of Additional Information. We also consent to the reference to us to us under the heading "Additional Information - Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the reference to us under the heading "General Information - Independent Accountants and Legal Counsel" in the Prospectus which constitutes part of this Registration Statement.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
New York, New York
December 23, 1996